As filed with the Securities and Exchange Commission on January 31, 2013
Registration No. 333-162296

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TurboSonic Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-1949528
(State of Incorporation)	(I.R.S. Employer Identification No.)

550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(Address of Principal Executive Offices)

TurboSonic Technologies, Inc. 2008 Stock Plan
(Full Title of the Plan)

Egbert Q. van Everdingen, President
TurboSonic Technologies, Inc.
550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

[_] Large accelerated filer	[_] Accelerated filer	[_] Non-accelerated filer	[X] Smaller reporting company

Deregistration of Securities

This Post-Effective Amendment No. 1 relates to a Registration Statement on Form S-8 (File No. 333-162296) (the “Registration Statement”), which was filed by TurboSonic Technologies, Inc. (the “Registrant”) on October 2, 2009. Pursuant to the Registration Statement, the Registrant registered 800,000 shares of its common stock for issuance in accordance with the terms of its 2008 Stock Plan.

On January 31, 2013 pursuant to an Agreement and Plan of Merger, dated as of October 10, 2012, by and among TurboSonic Technologies, Inc., MEGTEC Systems, Inc. and MTS WSP, Inc., MTS WSP, Inc. merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, (a) the Registrant became a wholly-owned subsidiary of MEGTEC Systems, Inc., (b) each share of common stock of the Registrant outstanding immediately prior to the consummation of the Merger (other than shares held in treasury by the Registrant, if any, and shares held by stockholders who have perfected their appraisal rights under Delaware law, if any) was converted into the right to receive $0.21 in cash and (c) the Registrant’s 2008 Stock Plan was terminated.

The Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1, any and all shares of its common stock, which were registered under the Registration Statement, that remained unsold upon the closing of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waterloo, Ontario, Canada, as of this 31st day of January 2013.

TurboSonic Technologies, Inc.

By: /s/ Egbert van Everdingen
       Egbert Q. van Everdingen
       President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.